Exhibit 99.01

OGE Energy Corp. reports third quarter results
Impact of Enable Partnership increases 2013 earnings guidance

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 28.5 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP, today reported earnings of $1.08 per diluted share for the three months ended September 30, 2013 compared to $0.94 per diluted share for the third quarter of 2012. The presentation of the results and 2013 earnings guidance reflect the 2 for 1 stock split which became effective July 1, 2013.

OG&E, a regulated electric utility, contributed earnings of $0.86 per share in the third quarter, compared with earnings of $0.84 per share in the third quarter last year. OGE Energy's interest in the natural gas midstream operations contributed earnings of $0.23 per share compared with earnings from Enogex of $0.09 per share in the year-ago quarter. The holding company posted a loss of $0.01 per share in the third quarter of 2013 compared to breakeven results for the same period in 2012.

"The impact of the Enable transaction is driving year-to-date results,” said OGE Energy Corp. Chairman, President and CEO Pete Delaney. “OG&E is in line with expectations as FERC transmission projects continue to be the driver behind the increase in weather adjusted earnings. Our projection is for 2013 utility earnings to be relatively flat compared to 2012. At Enable, we continue to focus on integration and a planned initial public offering in 2014."

Discussion of Third Quarter 2013
OGE Energy's net income attributable to OGE Energy was $215 million in the third quarter, compared to $186 million in the year-ago quarter.

OG&E's gross margin on revenues was $450 million in the third quarter, compared with $449 million in the comparable quarter last year. Net income at the utility was $172 million, compared to $167 million in the year-ago quarter. The slight increase in gross margin was primarily due to revenues associated with transmission projects and new customer growth, partially offset by milder weather. Higher net income was driven primarily by lower operating expenses due to the timing of power plant maintenance which is currently underway.

Natural Gas Midstream Operations' reported equity income to OGE Energy Corp. of $46 million for the third quarter of 2013 compared to $18 million for the same period in 2012. The increase was primarily due to positive accounting adjustments and the accretion resulting from the formation of the Enable midstream partnership.

2013 Outlook
The Company's 2013 consolidated earnings guidance has been increased from between $335 million to $360 million of net income, or $1.68 to $1.80 per average diluted share to between $360 million and $380 million of net income, or $1.80 to $1.90 per average diluted share based primarily on the accretive impact of the formation of Enable Midstream Partners. This guidance assumes normal weather for the remainder of the year and includes the impact from OGE Energy's equity interest in Enable Midstream Partners. See the Company's 2012 Form 10-K and Form 10-Q for the period ending September 30, 2013 for other key factors and assumptions underlying its 2013 earnings guidance.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for the rest of 2013 on Wednesday, November 6, at 8 a.m. CST. The conference will be available through www.oge.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 805,000 customers in Oklahoma and western Arkansas. In addition, OGE holds a 28.5 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; prices and availability of electricity, coal, natural gas and natural gas liquids; the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions Enable Midstream Partners serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable Midstream Partners' interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable Midstream Partners' gathering and processing business and transporting by Enable Midstream Partners' interstate pipelines, including the impact of natural gas and natural gas liquids prices on the level of drilling and production activities in the regions Enable Midstream Partners serves; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyber-attacks and other catastrophic events; advances in technology; creditworthiness of suppliers, customers and other contractual parties; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable Midstream Partners that the Company does not control; the risk that Enable Midstream Partners may not be able to successfully integrate the operations of Enogex LLC and the businesses contributed by a wholly-owned subsidiary of CenterPoint Energy, Inc.; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2012.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities described herein, nor shall there be any sale of such securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such offering may be made only by means of a prospectus.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$723.2	$721.0	$1,753.3	$1,675.7
Natural Gas Midstream Operations operating revenues	—	392.4	605.5	1,133.4
Total operating revenues	723.2	1,113.4	2,358.8	2,809.1
COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)
Electric Utility cost of goods sold	273.0	259.8	715.2	636.1
Natural Gas Midstream Operations cost of goods sold	—	279.8	481.4	798.1
Total cost of goods sold	273.0	539.6	1,196.6	1,434.2
Gross margin on revenues	450.2	573.8	1,162.2	1,374.9
OPERATING EXPENSES
Other operation and maintenance	102.2	147.1	372.2	447.7
Depreciation and amortization	65.4	93.0	231.7	270.1
Impairment of assets	—	—	—	0.3
Gain on insurance proceeds	—	—	—	(7.5)
Taxes other than income	21.7	29.7	78.1	84.7
Total operating expenses	189.3	269.8	682.0	795.3
OPERATING INCOME	260.9	304.0	480.2	579.6
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	35.1	—	53.6	—
Allowance for equity funds used during construction	1.7	1.3	4.4	4.9
Other income	6.2	2.6	25.4	12.8
Other expense	(5.2)	(5.6)	(15.9)	(11.1)
Net other income (expense)	37.8	(1.7)	67.5	6.6
INTEREST EXPENSE
Interest on long-term debt	35.0	40.2	110.7	118.3
Allowance for borrowed funds used during construction	(0.9)	(0.8)	(2.3)	(2.8)
Interest on short-term debt and other interest charges	(0.4)	2.2	3.8	6.6
Interest expense	33.7	41.6	112.2	122.1
INCOME BEFORE TAXES	265.0	260.7	435.5	464.1
INCOME TAX EXPENSE	60.7	68.3	110.2	122.6
NET INCOME	204.3	192.4	325.3	341.5
Less: Net income attributable to noncontrolling interests	—	6.9	6.2	25.0
NET INCOME ATTRIBUTABLE TO OGE ENERGY	$204.3	$185.5	$319.1	$316.5

BASIC AVERAGE COMMON SHARES OUTSTANDING	198.4	197.4	198.1	197.0
DILUTED AVERAGE COMMON SHARES OUTSTANDING	199.7	198.3	199.3	197.9

BASIC EARNINGS PER AVERAGE COMMON SHARE ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$1.08	$0.94	$1.67	$1.61

DILUTED EARNINGS PER AVERAGE COMMON SHARES ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$1.08	$0.94	$1.66	$1.60

DIVIDENDS DECLARED PER COMMON SHARE	$0.20875	$0.19625	$0.62625	$0.58875

OGE Energy Corp.
financial and statistical data
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$307.6	$321.7	$709.9	$707.1
Commercial	176.2	170.2	428.2	404.1
Industrial	66.8	63.2	171.0	158.5
Oilfield	51.1	48.5	135.9	125.8
Public authorities and street light	67.7	64.9	165.3	155.0
Sales for resale	15.9	16.0	45.7	41.9
System sales revenues	685.3	684.5	1,656.0	1,592.4
Off-system sales revenues	5.8	15.5	11.2	29.5
Other	32.1	21.0	86.1	53.8
Total operating revenues	$723.2	$721.0	$1,753.3	$1,675.7
Sales of electricity - Megawatt-hour sales by classification
Residential	2.9	3.2	7.2	7.3
Commercial	2.0	2.1	5.3	5.4
Industrial	1.1	1.0	3.0	3.0
Oilfield	0.9	0.8	2.5	2.5
Public authorities and street light	0.9	0.9	2.4	2.5
Sales for resale	0.4	0.4	1.0	1.0
System sales	8.2	8.4	21.4	21.7
Off-system sales	0.1	0.5	0.3	1.1
Total sales	8.3	8.9	21.7	22.8
Number of customers	804,521	796,696	804,521	796,696
Weighted average cost of energy per kilowatt-hour - cents
Natural gas	3.758	2.939	3.838	2.822
Coal	2.290	2.354	2.293	2.295
Total fuel	2.746	2.554	2.792	2.403
Total fuel and purchased power	3.077	2.839	3.164	2.755
Degree days
Heating - Actual	3	7	2,168	1,464
Heating - Normal	19	19	2,020	2,020
Cooling - Actual	1,418	1,630	2,018	2,484
Cooling - Normal	1,380	1,380	2,018	2,018